Exhibit 10.7

REVOLVING CREDIT AGREEMENT

dated for reference March 1, 2003

BETWEEN:

COSTCO WHOLESALE CANADA LTD.

AND:

ROYAL BANK OF CANADA

Table of Contents

1. INTERPRETATION		1

1.1	Definitions	1
1.2	Applicable Law	9
1.3	Severability	10
1.4	Successors and Assigns	10
1.5	Included Words	10
1.6	Headings and Marginal References	10
1.7	Cross References	10
1.8	Use of Word “Including”	10
1.9	Expiration of Summary	10
1.10	Currency	11
1.11	Payment Dates and Interest Calculation	11
1.12	Accounting Terms	11

2. REPRESENTATIONS AND WARRANTIES		11

2.1	Representations and Warranties	11
2.2	Status of the Borrower	11
2.3	Due Authorization	11
2.4	No Contravention	12
2.5	No Breach	12
2.6	Leases and Licences	12
2.7	No Financial Default	12
2.8	Disclosure of Material Facts	13
2.9	Consents and Approvals	13
2.10	Title to Assets by the Borrower	13
2.11	No Default	13
2.12	Borrower’s Financial Status	13
2.13	Quarterly Reports of Borrower	13
2.14	No Material Adverse Change	14
2.15	Accuracy of Statements	14
2.16	Environmental Law	14
2.17	Taxes	14
2.18	Insurance	14
2.19	No Litigation	15

3. THE CREDIT FACILITY		15

3.1	Establishment of the Credit Facility	15
3.2	Nature of the Credit Facility	15
3.3	Currencies and Other Options Under the Credit Facility	15
3.4	Interest on Advances Under the Credit Facility	15
3.5	Interest Act of Canada	16
3.6	Manner of Making Advances	16
3.7	Notice for Advances Under the Credit Facility	16
3.8	Conversions of Borrowings	16

ii

3.9	Default Interest and the Borrower’s Indemnity	17
3.10	Indemnity for Out-Of-Pocket Expenses	17
3.11	Effective Time for Section 3 Notices	17
3.12	Increased Costs	18
3.13	Borrower’s Option on Receipt of Certificate	18
3.14	Increased Cost Limitation	19
3.15	Borrower’s Right to Revolve the Credit Facility	20
3.16	Repayment of Credit Facility	20
3.17	Extension of Payment Date	20
3.18	Currency of All Payments	20
3.19	Standby Fee	21
3.20	Standby Fee on Termination or Reduction	21
3.21	Evidence of Indebtedness	21
3.22	Guarantee Letters and Letters of Credit	21

4. BANKERS’ ACCEPTANCES		22

4.1	Guarantee Letters and Letters of Credit	22
4.2	Calculation of Borrowings	22
4.3	Notice	23
4.4	Form of Undertaking	23
4.5	Execution and Delivery of Drafts	23
4.6	Authority	23
4.7	Negotiation of Drafts	23
4.8	Responsibility for Presigned Drafts	24
4.9	Power of Attorney	24
4.10	Issuance and Maturity	24
4.11	Failure to Provide Notice	24
4.12	Payment by Borrower	24
4.13	No Days of Grace	24
4.14	Acceptance Fees	24
4.15	Calculation of Acceptance Fees	25
4.16	Increased Costs	25
4.17	DBNA	25
4.18	Payment Date Restriction	25

5. SECURITY FOR BORROWINGS		25

5.1	Security for Borrowings	25
5.2	Conflict Between the Agreement and Lenders’ Security	26

6. CREDIT FACILITY CONDITIONS PRECEDENT		26

6.1	Conditions Precedent to Initial Borrowings	26
6.2	Conditions Precedent to Subsequent Borrowings	27

7. COVENANTS OF THE BORROWER		27

7.1	Borrower Covenants	27
7.2	Environmental Law	31

iii

8. EVENTS OF DEFAULT		31

8.1	Definition of Event of Default	31
8.2	Remedies	33
8.3	Bankers’ Acceptances, Guarantee Letters, Etc. Outstanding	34
8.4	Remedies Cumulative	34
8.5	Waivers	35
8.6	Application of Payments Following Acceleration	35
8.7	Lender May Perform Covenants	35

9. GENERAL		35

9.1	Waiver or Modification	35
9.2	Lender Must Sign Amendments, Modifications, Etc.	35
9.3	Successors and Assigns	36
9.4	Assignment After Default	36
9.5	Time of the Essence	36
9.6	Further Assurances	36
9.7	Judgment Currency	36
9.8	Account Debit Authorization	36
9.9	Expenses	37
9.10	Survival of Representations and Warranties	37
9.11	Notice	37
9.12	Disruption of Postal Service	37
9.13	Lender to Grant Releases and Priority	38
9.14	Indemnity	38
9.15	Counterparts	38
9.16	Reasonable Consent or Approval of the Parties	38
9.17	No Deduction for Taxes	38
9.18	Entire Agreement	38

SCHEDULE A COMMITMENT

SCHEDULE B INTEREST RATES AND FEES

SCHEDULE C OFFICER’S COMPLIANCE CERTIFICATE

SCHEDULE D BANKERS’ ACCEPTANCES

SCHEDULE E BANKERS’ ACCEPTANCES UNDERTAKING

SCHEDULE F COMMERCIAL PAPER PROGRAM

REVOLVING CREDIT AGREEMENT

This Agreement is dated for reference March 1, 2003

BETWEEN:

COSTCO WHOLESALE CANADA LTD., a corporation incorporated under the Canada Business Corporations Act, having its head office at 415 West Hunt Club Road, Ottawa, Ontario, K2E 1C5

AND:

ROYAL BANK OF CANADA, a Canadian chartered bank having its head office in Montreal, Quebec and a branch in Toronto, Ontario

WHEREAS:

A.    The Lender has agreed to make available to the Borrower a committed revolving credit facility to be used by the Borrower for its general corporate purposes;

B.    The Borrower has accepted the Lender’s offer.

WITNESSETH THAT in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree each with the other as follows:

1.    INTERPRETATION

1.1    Definitions

Where used in the Agreement, the following terms shall have the following meanings:

“Acceptance Fee” means the fee to be paid by the Borrower to the Lender pursuant to §4.14 in consideration for the Lender accepting a Bankers’ Acceptance or pursuant to Schedule D in consideration for a Discount Note Lender making a Discount Note Loan (both as defined in Schedule D);

“Acceleration Date” has the meaning ascribed in §8.2(b) of the Agreement;

“Additional Amount” has the meaning ascribed in §3.12 of the Agreement;

“Advances” means collectively, Canadian Advances and U.S. Advances;

“Affiliate” of a Person means any Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and for the purposes of this definition, “control” (including with correlative meanings the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or by contract or otherwise, and without restricting the above, one corporate body shall be deemed to be affiliated with another corporate body if one of them is the Subsidiary of the other or both are Subsidiaries of the same corporate body;

“Agreement” means this revolving credit agreement dated for reference March 1, 2003, as amended, restated, modified, supplemented, extended, renewed or replaced from time to time;

“Bankers’ Acceptances” means Drafts in multiples of not less than $500,000 Face Amount and aggregating immediately following availment on any day at least $1,000,000 each for periods of not less than one month nor more than six months (excluding in each case days of grace) drawn by the Borrower and accepted as provided in Section 4;

“Borrower” means Costco Wholesale Canada Ltd., its successors and permitted assigns;

“Borrower’s Commercial Paper Program” means the issuance and sale by the Borrower of up to Cdn$140,000,000 of short-term promissory notes pursuant to the terms and conditions described in Schedule F hereto;

“Borrowing” means a utilization by the Borrower of the Credit Facility by way of Canadian Advances, U.S. Advances, Bankers’ Acceptances, Guarantee Letters or Letters of Credit, and “Borrowings” means the aggregate of such utilizations;

“Borrowing Option” means any of the borrowing options available to the Borrower pursuant to §3.3;

“Branch of Account” means the address of the branch of the Lender set out under the Lender’s name on Schedule A or such other branch in Canada as the Lender may advise the Borrower in writing;

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Toronto, Ontario, Canada and Vancouver, British Columbia, Canada and in respect of any payments hereunder in U.S. Funds, a day on which banking institutions are also open for business in New York, New York, U.S.A.;

“Canadian Advances” means any advance or conversion under the Credit Facility requested by the Borrower in Canadian Funds and advanced by the Lender in Canadian Funds or determined as such pursuant to §4.12;

“Canadian Funds” and “Cdn$” means lawful currency of Canada;

“Capital Lease” means a lease of which all or a portion of the rents payable thereunder would be included in total liabilities on a balance sheet prepared in accordance with GAAP;

“CDOR Rate” means that annual rate of interest equal to the average “BA 1 Month” interest rates for Canadian Funds bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealers Association, Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. local time at Toronto, Ontario on any particular day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Lender after 10:00 a.m. local time at Toronto, Ontario to reflect any error in a posted rate of interest or in the posted average annual rate of interest). If such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be calculated as the arithmetic mean of the 30 day rates applicable to Canadian Funds bankers’ acceptances quoted by three major Canadian Schedule I chartered banks as of 10:00 a.m. local time at Toronto, Ontario on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. The three major Canadian Schedule I chartered banks shall, unless the Borrower and the Lender otherwise agree, be the Lender, Bank of Montreal and Canadian Imperial Bank of Commerce;

“Change in Control” means a situation where any Person or Persons acting in concert shall in the aggregate, directly or indirectly, acquire control or acquire ownership (beneficially or otherwise) more than 50% (by number of shares) of the issued and outstanding voting shares of the Borrower;

“Charter” means, as the context requires, the constating documents of the Borrower and includes any amendments thereto;

“Chief Financial Officer” means the Vice President/Treasurer of the Borrower, or, if there is no such person, the person designated as such by the board of directors of the Borrower and, if no such person is designated, the person responsible for reporting to the board of directors of the Borrower on the financial condition and performance of the Borrower;

“Closing Date” means March 21, 2003 of such earlier or later date as the Lender and the Borrower may agree to in writing;

“Commitment” means the obligation of the Lender to make available to the Borrower by way of Advances, Bankers’ Acceptances, Guarantee Letters or Letters of Credit an aggregate principal amount at any given time outstanding or determined or deemed to be utilized, of up to but not exceeding the amount in Canadian Funds set opposite its name on Schedule A or Equivalent Amount in U.S. Funds, to the extent not cancelled, increased, reduced or terminated pursuant to the Agreement;

“Commitment Fee” means the non-refundable commitment fee of $90,000, which represents 15 basis points on the Commitment, payable by the Borrower to the Lender;

“Contaminant” means any pollutant, dangerous substance, liquid waste, industrial waste, hauled liquid waste, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant as defined in any Environmental Law;

“Contingent Obligation” means any agreement, undertaking or arrangement by which a Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person, against loss, including any comfort letter, operating agreement, take-or-pay contract or application for letter of credit (except for Letters of Credit or Guarantee Letters);

“Corporate	Distribution” means:

(a)	Dividends or other distributions on or in respect of capital stock of a corporation (except for dividends or other distributions payable solely in shares of capital stock); and

(b)	the redemption, retirement or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for such stock);

“Costco US” means Costco Wholesale Corporation, a Washington corporation and its successors and permitted assigns;

“Costco US Credit Agreement” means the “Short-Term Revolving Credit Agreement” dated November 15, 2000, among, inter alia, Costco US as borrower and Bank of America, N.A. as Administrative Agent for the Lenders, First Union National Bank, as Documentation Agent for the Lenders and Union Bank of California as Syndication Agent for the Lenders, and other Financial Institutions Party thereto, as the said credit agreement may be amended, extended, renewed, replaced, restated and in effect from time to time;

“Costco US Guaranty” means the guaranty pursuant to which Costco US guarantees the payment to the Lender of all amounts owing by the Borrower under the Agreement, as amended, restated, modified, supplemented, extended, renewed or replaced from time to time;

“Credit Facility” means the committed revolving credit facility established by the Lender in favour of the Borrower pursuant to §3.1;

“Currencies” means Canadian Funds or U.S. Funds;

“Current Assets” mean those assets of the Borrower and its Subsidiaries which are determined to be current assets in accordance with GAAP;

“DBNA” means the Depository Bills and Notes Act, S.C. 1998, c. 13 and regulations issued pursuant to that act, as from time to time amended;

“Dispositions” means a sale (including a lease back transaction), alienation, lease or other disposition by a Person of any of that Person’s property or assets;

“Dividends” means dividends paid on capital stock (cash or property) but does not include stock dividends;

“Draft” means a commercial draft of the Lender in its prescribed form made by the Borrower in accordance with the provisions of Section 4 of the Agreement;

“Drawdown Date” means a Business Day on which a Borrowing is advanced to or converted by the Borrower or renewed by the Lender;

“Environmental Activity” means any past, present or proposed future activity, event or circumstance in respect of a Contaminant, including, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

“Environmental Law” means any and all applicable laws, statutes, regulations, treaties, orders, judgements, decrees, ordinances, official directives and authorizations, in each case having the force of law, of any Governmental Body relating to the environment, or any Environmental Activity;

“Equivalent Amount” means at any time on any date, the amount in a currency other than Canadian Funds or in Canadian Funds, as the case may be, which would result from the conversion of Canadian Funds to a given amount of that other currency or of that other currency to a given amount of Canadian Funds, as the case may be, determined on the basis of the Spot Buying Rate for that other currency against Canadian Funds or Canadian Funds against that other currency, as the case may be. If the date for determination of an Equivalent Amount is not a Business Day, the applicable rate shall be the Spot Buying Rate quoted for the immediately preceding Business Day;

“Event of Default” means any event set forth in §8.1 of the Agreement;

“Face Amount” means the amount at maturity for which a Bankers’ Acceptance is drawn;

“Financial Forecast” means the financial forecast to be prepared by the Borrower for a one year period, which financial forecast shall include a forecast of monthly operating results and of monthly cash flow and a pro forma consolidated balance sheet for such one year period;

“GAAP” means generally accepted accounting principles as in effect from time to time of the Canadian Institute of Chartered Accountants, including those set out in the Canadian Institute of Chartered Accountants Handbook;

“G/L Fee” means the fee for Guarantee Letters charged by the Lender as set forth in §3.22 and Schedule B;

“Governmental Approval” means any authorization, permit, approval, grant, licence, consent, right, privilege, registration, filing, order, commitment, judgement, direction, ordinance, decree or like instrument or affirmation issued or granted by any Governmental Body;

“Governmental Body” means, as the context requires, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board or court or other law, regulation or rule making entity (including a Minister of the Crown) having or purporting to have jurisdiction on behalf of Canada, any province, a municipality, a region, a district, any subdivision thereof or other lawful authority;

“Guarantee Letters” means letters of guarantee issued by the Lender pursuant to paragraph 3.22;

“Judgment Currency” has the meaning ascribed in §9.7;

“L/C Fee” means the fee for Letters of Credit charged by the Lender as set forth in §3.22 and Schedule B;

“Lender” means Royal Bank of Canada, its successors and assigns;

“Lender’s Security” means all of the items of security referred to in §5.1;

“Letters of Credit” means letters of credit issued by the Lender pursuant to §3.22;

“Lien” means any mortgage, lien, charge, pledge, hypothecation, security interest or other encumbrance or title retention agreement and any other agreement or arrangement having substantially the same economic effect;

“Long Term Debt” means those liabilities which, on a consolidated basis, are determined to be long term debt of the Borrower in accordance with GAAP;

“Material Subsidiaries” means, at any particular time, any Subsidiary of the Borrower whose Total Assets as at the close of its fiscal quarter ended immediately prior to such time represent more than 5% of the Total Assets of the Borrower and its Subsidiaries on a consolidated basis as at the close of such fiscal quarter, and any Subsidiary whose revenues (as determined in accordance with GAAP) for the four consecutive fiscal quarters ended immediately prior to such time represent more than 5% of the revenues (as determined in accordance with GAAP) of the Borrower and its Subsidiaries, on a consolidated basis, for such four consecutive fiscal quarters;

“Payment Date” means March 22, 2004 and thereafter that date which is the later of:

(a)	364 days after the current Payment Date, and

(b)	such date as the Lender may from time to time determine following written notice from the Borrower requesting a Payment Date extension,

in both cases subject to the provisions of §3.17;

“Permitted Encumbrances” means:

(a)	liens for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested at the time by the Borrower or any of its Subsidiaries in good faith;

(b)	the lien of any judgement rendered or claim filed against the Borrower or any of its Subsidiaries which it shall be contesting in good faith;

(c)	undetermined or inchoate liens and charges, including construction liens, liens incidental to current operations of the Borrower or any of its Subsidiaries which have not at such time been filed pursuant to law against the Borrower or any of its Subsidiaries or which relate to obligations neither due nor delinquent;

(d)	restrictions, including land use contracts and covenants, easements, rights-of-way and mortgages thereof, servitudes, undersurface rights or other similar rights in land granted to or reserved by any Persons or minor defects or irregularities in title, all of which in the aggregate do not materially impair the usefulness of the property to the business of the Borrower or any of its Subsidiaries, as the case may be, subject to any such restriction, easement, right-of-way, servitude or other similar rights in land;

(e)	security given to a public utility or any Governmental Body in connection with the operations of the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses;

(f)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(g)	Purchase Money Obligations;

(h)	lease obligations which are not Capital Leases entered into by the Borrower or any of its Subsidiaries with arm’s length third parties in respect of machinery and equipment (including motor vehicles, office equipment, telecommunication equipment, photocopiers, telephones, telecopier machines) used in the ordinary course of business by the Borrower or any of its Subsidiaries;

(i)	security granted pursuant to the Lender’s Security;

(j)	any Lien permitted by the Lender or pursuant to any encumbrance permitted by the security referred to in §(i) above; and

(k)	any Lien securing indebtedness or other obligations in existence as at September 1, 2002, as reflected in the financial statements referred to in §2.12;

(l)	any Lien other than those permitted pursuant to §(a) to (k) above securing indebtedness or other obligations up to a maximum aggregate amount at any time of $50,000,000;

“Person” means and includes an individual, a partnership, a corporation, a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a Governmental Body or any agency or political subdivision thereof;

“Potential Preferred Claims” means the aggregate of any rights, claims or preferences whether statutory in nature or otherwise and whether secured or unsecured, which rank in priority to the Credit Facility, including any right or claim which any unpaid supplier of inventory may have pursuant to the Bankruptcy and Insolvency Act (Canada);

“Power of Attorney” means the Lender’s power of attorney with respect to Bankers’ Acceptances executed by the Borrower in favour of the Lender authorizing the Lender to execute Drafts on behalf of the Borrower;

“Prime Rate” means the floating annual rate of interest announced from time to time by the Lender as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada by the Lender in all cases adjusting automatically on the effective date of any change to such rate without the necessity of any notice to the Borrower upon each announced change to such rate;

“Prior Credit Agreement” means the credit agreement between National Bank of Canada, as agent, and the Borrower dated March 10, 1999, as amended;

“Purchase Money Obligations” means:

(a)	any Lien existing and assumed at the time of acquisition by the Borrower or any of its Subsidiaries on any property acquired from arms length third parties;

(b)	any Lien or Capital Lease on any property owned by the Borrower or any of its Subsidiaries on the Closing Date or acquired by the Borrower or any of its Subsidiaries from arm’s length third parties after the Closing Date to secure the whole or any part of the purchase price of such property or moneys borrowed to pay such purchase price; and

(c)	any extensions, renewals, replacements, substitutions or refinancing of any Lien or other security interest described in §(a) and (b) above provided that the principal amount of the indebtedness secured thereby outstanding on the date of the extension, renewal, replacement, substitution or refinancing is not increased to an amount greater than the amount outstanding on the date the Lien or other encumbrance or title retention agreement was first granted or assumed on the property, provided that any such Liens are secured only by the property so owned or acquired and not by any other assets and may be discharged or caused to be discharged upon payment in full of the amount permitted to be secured under §(a) to (c) inclusive above;

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust;

“Restricted Investment” means, as at the date of determination, the aggregate of any cash investments in or cash advances to any Person other than the Borrower or an Affiliate (valued at historic cost) made or incurred by the Borrower or any of its Subsidiaries after the Closing Date (except advances made to contractors and suppliers and Governmental Bodies in the ordinary course of business and except temporary investments of excess cash in term deposits and other money market instruments) net of any reductions by repayment or otherwise and after deducting the aggregate of any cash investments in or cash advances to a Person which becomes an Affiliate of the Borrower;

“Restricted Payment” means any payment by the Borrower or any of its Subsidiaries which:

(a)	is used to make a Restricted Investment,

(b)	is used to pay a Corporate Distribution other than a Corporate Distribution paid to the Borrower or any of its Subsidiaries, or

(c)	is used to repurchase or redeem shares of the Borrower;

“Spot Buying Rate” means the Bank of Canada noon rate for Canadian Funds against U.S. Funds or U.S. Funds against Canadian Funds (as quoted or published from time to time by the Bank of Canada), as the case may be, on the relevant date of determination;

“Standby Fee” means the standby fee payable by the Borrower to the Lender as set forth in §3.18 and Schedule B;

“Subsidiary” means any corporation of which more than 50% of the Voting Shares are beneficially owned for the time being, directly or indirectly, by a Person, and includes any corporation in like relation to a Subsidiary and “Subsidiaries” means more than one Subsidiary;

“Sufficient Copies” means two copies for the Lender or such other reasonable number of copies of reports, financial statements, certificates and other material required to be delivered by the Borrower to the Lender pursuant to the Agreement as advised by the Lender from time to time in writing;

“Summary” means the summary of terms and conditions issued by the Lender and provided by the Lender to the Borrower dated February 10, 2003 setting out proposed terms for the Agreement;

“Total Assets” means, at any time the total assets of a Person which would be shown as assets on a balance sheet of the Person as of such time prepared in accordance with GAAP;

“U.S.A.” means the United States of America;

“U.S. Advance” means any advance or conversion under the Credit Facility requested by the Borrower in U.S. Funds and advanced in U.S. Funds by the Lender;

“U.S. Base Rate” means the annual floating rate of interest announced from time to time by the Lender as its reference rate then in effect for determining interest rates on United States dollar commercial loans in Canada by the Lender in all cases adjusting automatically on the effective date of any change to such rate without the necessity of any notice to the Borrower upon each announced change to such rate;

“U.S. Funds” and “US$” means lawful currency of the U.S.A. in same day immediately available funds, or, if such funds are not available, the form of money of the U.S.A. that is customarily used in the settlement of international banking transactions on the day payment is due;

“Voting Shares” means shares of any class entitled to vote in all circumstances;

1.2	Applicable Law

The Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada applicable in that Province.

1.3	Severability

If any one or more of the provisions contained in the Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

1.4	Successors and Assigns

The Agreement shall enure to the benefit of and be binding on each of the parties to the Agreement and its respective successors and permitted assigns.

1.5	Included Words

Wherever the singular or the masculine are used in the Agreement, the same shall be deemed to include the plural or the feminine or vice versa and a body politic or corporate where the context or the parties so require.

1.6	Headings and Marginal References

The division of the Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

1.7	Cross References

Unless otherwise stated, a reference in the Agreement to a numbered or lettered paragraph, subparagraph or schedule refers to the paragraph, subparagraph or schedule bearing that number or letter in the Agreement.

1.8	Use of Word “Including”

The word “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but such general term or statement shall rather be construed as referring to all items or matters that could reasonably fall within the broadest possible scope thereof.

1.9	Expiration of Summary

On the Closing Date, all of the terms and conditions of the Summary agreed to by the Lender and the Borrower in connection with the development of the Credit Facility (except for any terms contained in the Summary requiring payment of commitment fees by the Borrower to the Lender which terms shall remain in full force and effect until such fees have been paid) shall be deemed to be merged herein and to expire and shall thereafter have no force and effect.

1.10	Currency

Unless otherwise specified all statements of, or reference to, dollar amounts in the Agreement without currency specification shall mean Canadian Funds.

1.11	Payment Dates and Interest Calculation

If the date for payment to the Lender of any sum owing hereunder or the date of advance, renewal or conversion of any sum by the Lender hereunder is not a Business Day, such payment, advance, renewal or conversion, as the case may be, shall be due or made upon the next immediately succeeding Business Day. Interest shall be payable for the day a Canadian Advance or U.S. Advance is made but not for the day of any payment on the amount paid if payment is received by the Lender prior to 10:00 a.m. local time at Vancouver, British Columbia.

1.12	Accounting Terms

Accounting terms which are not specifically defined herein shall have the meaning accorded and shall be construed in accordance with GAAP.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties

The Borrower represents and warrants to the Lender as set forth in this part of the Agreement. All representations and warranties are made as of the Closing Date and shall survive all Borrowings and no investigation at any time made by or on behalf of the Lender shall diminish in any respect whatsoever its right to rely thereon.

2.2	Status of the Borrower

The Borrower is a corporation validly existing, in good standing under the laws of Canada and is duly qualified, in good standing and authorized to do business in all jurisdictions where the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary. The Borrower has all requisite corporate power and authority to own its properties, has obtained or will obtain all material Governmental Approvals required at the Closing Date to carry on its business as now conducted and to enter into and perform its obligations under the Agreement and all instruments and agreements delivered pursuant hereto and thereto.

2.3	Due Authorization

The Agreement and every instrument or agreement delivered pursuant hereto has been duly and validly authorized by all requisite actions by the Borrower and each of such documents has been duly executed by the Borrower and when delivered will be legal, valid and binding obligations of the Borrower enforceable in accordance with its respective terms save as enforcement may be limited by:

(a)	applicable bankruptcy, insolvency, moratorium, reorganization and similar laws at the time in effect affecting the rights of creditors generally,

(b)	equitable principles which may limit the availability of certain remedies, including the remedy of specific performance, and

(c)	the inability of the courts of Canada to give judgement for payment in foreign currencies or for payment of the additional amounts referred to in §9.7 of the Agreement.

2.4	No Contravention

The execution, delivery and performance of the Agreement by the Borrower will not contravene any material provision of any regulation, order or permit applicable to it or cause a conflict with or contravention of its Charter or cause a material breach of or constitute a material default under or require any consent under any material agreement or instrument to which it is a party or by which it is bound except such as have been obtained.

2.5	No Breach

The Borrower is not, to its knowledge, in default under any agreement or instrument to which it is a party in any way which materially adversely affects the business of the Borrower and to the best of the Borrower’s knowledge, after due inquiry, there are no suits or judicial proceedings or proceedings before any Governmental Body pending or to the knowledge of the Borrower threatened against the Borrower which involve a significant risk of a judgement or liability which, if satisfied, would have a materially adverse effect upon the financial position of the Borrower or the ability of the Borrower to meet its obligations under the Agreement.

2.6	Leases and Licences

The Borrower has all material leases, licences, permits and consents as are essential for the due carrying on of its business in the manner in which its business is carried on and all such material leases, licences, permits and consents are in full force and effect and no proceedings relating thereto are pending or known to the Borrower to be threatened in any way which materially adversely affects the business of the Borrower.

2.7	No Financial Default

The Borrower is not in default in any way which materially adversely affects the business of the Borrower under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered and to the knowledge of the Borrower there exists no state of facts which, after notice or lapse of time or both or otherwise, would constitute such a default in any way which materially adversely affects the business of the Borrower.

2.8	Disclosure of Material Facts

The Borrower has disclosed to the Lender in writing all facts which materially adversely affect, or so far as it can now reasonably foresee, will materially adversely affect the business of the Borrower or its Subsidiaries and the prospects, financial or otherwise, of the business of the Borrower or its Subsidiaries or the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Agreement, any of the Lenders’ Security or any other agreement material to its business to which it is a party.

2.9	Consents and Approvals

All consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as at the Closing Date by the Borrower in order to execute and deliver the Agreement and all agreements or instruments delivered pursuant hereto or thereto, and the consummation of the transactions contemplated hereby, have been obtained, made or taken or will have been obtained, made or taken (to the extent not waived by the Lender) on or prior to the Closing Date.

2.10	Title to Assets by the Borrower

The Borrower has good and marketable title to or the right to use all of the assets necessary for the operation of its business.

2.11	No Default

No event is outstanding which constitutes, or with notice or lapse of time or both would constitute, an Event of Default.

2.12	Borrower’s Financial Status

The Borrower has furnished the Lender with its most recent company-prepared unaudited consolidated and non-consolidated financial statements for the fiscal year ended September 1, 2002, all such financial statements have been prepared in accordance with GAAP applied on a consistent basis, except as stated therein or in the notes thereto, the balance sheets as therein contained present fairly in all material respects the financial position of the Borrower and its direct and indirect wholly owned Subsidiaries as at the date thereof, and the statements of income, retained earnings and changes in financial position therein contained present fairly in all material respects the results of the Borrower’s operations for the period indicated.

2.13	Quarterly Reports of Borrower

The Borrower has furnished to the Lender its most recent company-prepared unaudited quarterly consolidated and non-consolidated financial statements and the balance sheet and statement of income therein contained present fairly in all material respects the financial position of the Borrower and its Subsidiaries as at the date thereof.

2.14	No Material Adverse Change

Since November 24, 2002, (a) there has been no material adverse change in the financial condition of the Borrower from that shown on the consolidated balance sheet of the Borrower as at that date, other than in the ordinary course of business, and any such change in the ordinary course of business has not been materially adverse to the business of the Borrower except as disclosed to the Lender, and (b) the business of the Borrower has not been materially adversely affected as a result of any act or event including, without limitation, fire, explosion, casualty, flood, drought, riot, storm, condemnation, act of God, accident, labour trouble, expropriation, Environmental Activity or act of any Governmental Body, except as disclosed to the Lender.

2.15	Accuracy of Statements

Neither the consolidated financial statements referred to in §2.12 and §2,13 nor any other statement or report furnished to the Lender by or on behalf of the Borrower in connection with the negotiation or confirmation of the transactions contemplated herein contain, as at the time such statements or reports were furnished, any untrue statement of a material fact or any omission of a material fact necessary to make the statements contained therein not materially misleading, and all such statements and reports, taken as a whole together with the Agreement, do not contain any untrue statement of material fact or omit a material fact necessary to make the statements contained therein not materially misleading.

2.16	Environmental Law

The Borrower has obtained, made or taken, as the case may be, and is in compliance with, all material consents, approvals, authorizations, declarations, permits, licences, orders, registrations, filings, notices and all other actions which are required under Environmental Law in respect of the business of the Borrower and the Borrower is in compliance with all material Environmental Law in respect of the business of the Borrower.

2.17	Taxes

The Borrower has filed all necessary tax returns and has paid all material taxes (except taxes in dispute which are being contested in good faith) including interest and penalties and has paid or made adequate reserves for the ultimate payment of any tax payment which is being contested.

2.18	Insurance

The Borrower has insured by, to the best of the Borrower’s knowledge (having made due inquiry), financially sound and reputable insurers all assets and property of a character customarily insured by Persons engaged in the same or a similar business, similarly situated, including inventory and business interruption insurance, in such amounts as are customarily insured for by such Persons. The Borrower self-insures for claims, losses and expenses up to $2,000,000 per occurrence.

2.19	No Litigation

To the best of the Borrower’s knowledge, having made due inquiry, there exists no action, suit, litigation or other proceeding, nor is any pending or threatened against the Borrower, or any predecessor, which involves a significant risk of a judgment or liability which, if satisfied, could be expected to have a material adverse effect on its business or its ability to perform its obligations under the Agreement or which question the validity of the Agreement or the Lenders’ Security or any act to be taken pursuant hereto or thereto.

3.	THE CREDIT FACILITY

3.1	Establishment of the Credit Facility

Relying on each of the representations and warranties set out in Section 2 and subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower its Commitment of not more than $60,000,000 to be used by the Borrower for its general corporate purposes.

3.2	Nature of the Credit Facility

Unless terminated earlier pursuant to §8.2, the Credit Facility shall be available to the Borrower up to the stated principal amount set forth in §3.1 on a revolving basis until the Payment Date.

3.3	Currencies and Other Options Under the Credit Facility

Subject to the provisions of the Agreement, the Borrower may, at its option, utilize the Credit Facility by way of Canadian Advances, U.S. Advances, Guarantee Letters, Letters of Credit or, if available, Bankers’ Acceptances.

If, at any time, due to fluctuations in the rate of exchange of U.S. Funds to Canadian funds, the Borrowings outstanding hereunder exceed the maximum amount of the Commitment, the Borrower shall pay to the Lender, within three Business Days following a demand to that effect, the amount in Canadian Funds of such excess.

3.4	Interest on Advances Under the Credit Facility

The Borrower shall pay to the Lender at its Branch of Account interest on Advances from the Lender during the period from the Closing Date to the first Payment Date at the rates set forth in Schedule B. Interest shall be calculated and paid as follows:

(a)	Canadian Advances shall bear interest in Canadian Funds which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 365 days and for actual days elapsed and shall be payable and compounded monthly in arrears on the 20th day of each month or such other date as may be agreed to by the Borrower and the Lender;

(b)	U.S. Advances shall bear interest in U.S. Funds which interest shall accrue form day to day while such advances are outstanding and shall be computed on the basis of a year of 360 days and for actual days elapsed and shall be payable and compounded monthly in arrears on the 20th day of each month or such other date as may be agreed to by the Borrower and the Lender.

3.5	Interest Act of Canada

For the purpose of the Interest Act of Canada, the yearly rate of interest to which interest calculated on the basis of a year of 360 or 365 days is equivalent, is the rate of interest determined as herein provided multiplied by the number of days in such year divided by 360 or 365, as the case may be.

3.6	Manner of Making Advances

Advances under the Credit Facility (other than deemed advances in relation to Bankers’ Acceptances, Guarantee Letters and Letters of Credit) shall be disbursed to the Borrower by the Lender crediting the account of the Borrower established by and to be maintained by the Borrower at the Lender’s Branch of Account or elsewhere as may be agreed to between the Borrower and the Lender.

3.7	Notice for Advances Under the Credit Facility

The Borrower shall give to the Lender the following notice of an intention to take a Canadian Advance or a U.S. Advance, which Advances must be for the stated minimum amounts and multiples:

(a)	the Borrower may request from the Lender Canadian Advances or U.S. Advances for amounts of not less than Cdn$100,000 or US$100,000, as the case may be, nor more than Cdn$10,000,000 or US$10,000,000, as the case may be, or any lesser whole multiple of $100,000 or US $100,000, as the case may be, with irrevocable notice on the requested Drawdown Date;

(b)	the Borrower may request from the Lender Canadian Advances or U.S. Advances for amounts of more than Cdn$10,000,000 or US$10,000,000, as the case may be, or any greater whole multiple of Cdn$100,000 or US$100,000, as the case may be, with prior irrevocable notice on the second Business Day before the requested Drawdown Date, and any such notice shall specify the amount of the requested Canadian Advance or U.S. Advance, as the case may be, and the Drawdown Date and the Lender shall make the Advance on the Drawdown Date specified in the request, unless that date is not a Business Day, in which case the advance shall be made on the next following Business Day.

3.8	Conversions of Borrowings

The Borrower may, upon giving notice to the Lender of its intention to effect a conversion, convert all or any portion of its Borrowings from one Borrowing Option to another Borrowing Option, provided that:

(a)	Borrowings in Canadian Funds plus the Equivalent Amount in Canadian Funds of Borrowings in U.S. Funds after a conversion do not exceed the available amount under the Credit Facility;

(b)	a conversion involving Bankers’ Acceptances is in a minimum amount of $500,000 Face Amount and aggregating immediately following availment on any date at least $1,000,000;

(c)	any Bankers’ Acceptance may be converted only on the maturity date thereof;

(d)	the Borrower shall give to the Lender notice for conversion of all or a portion of its Borrowings, which notice shall be governed by the same terms established for requests for advances under §3.7 or §4.3, as applicable, and shall specify:

(1)	the amount of Borrowings to be converted,

(2)	the Drawdown Date,

(3)	the Borrowing Option sought by the Borrower and, if the Borrowing Option is Canadian Advances or U.S. Advances, whether the conversion is to Bankers’ Acceptances and if so, the number of days to maturity of the Bankers’ Acceptances.

3.9	Default Interest and the Borrower’s Indemnity

Default interest, which is payable in the currency of the amount which is overdue, shall be paid on all interest, fees and other amounts payable hereunder which are overdue. Default interest with respect to interest, fees and other amounts payable in Canadian Funds shall be at the Prime Rate plus 2% per annum and with respect to interest, fees and other amounts payable in U.S. Funds, at the U.S. Base Rate plus 2% per annum, as the case may be. Default interest on overdue interest, fees and other amounts shall be compounded monthly and shall be paid on demand both before and after maturity, default and judgement. Default interest shall be computed from and including the date interest, fees or any other amounts payable pursuant to the Agreement become due and shall be paid for so long as such amount or amounts remains unpaid.

3.10	Indemnity for Out-Of-Pocket Expenses

The Borrower agrees to indemnify the Lender against any reasonable out-of-pocket loss or expense which it may sustain or incur as a consequence of the Borrower’s failure to effect, repay or prepay a Borrowing as specified in any notice of Borrowing delivered by the Borrower pursuant to the Agreement.

3.11	Effective Time for Section 3 Notices

For the purposes of Section 3 and §4.3 of the Agreement, notices from the Borrower to the Lender must be received by the Lender prior to 9:00 a.m. local time at Vancouver, British Columbia to be effective on the date on which they are given. Notices received after that local time will take effect from the next Business Day.

3.12	Increased Costs

Subject to §3.14, if, after the Closing Date, the implementation or introduction of or any change in any applicable law, regulation, treaty, or official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law), or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, or if compliance by the Lender with any request from any central bank or other fiscal, monetary, or other authority (whether or not having the force of law):

(a)	subjects the Lender to any tax, changes the basis of taxation of payments due to the Lender under or pursuant to the Agreement or increases any existing tax, on payments of principal, interest, or other amounts payable by the Borrower to the Lender under the Agreement (except for taxes on the overall net income of the Lender, taxes on capital or other similar taxes);

(b)	imposes, modifies, or deems applicable any reserve, special deposit, capital adequacy, regulatory, or similar requirement (including a requirement which affects the Lender’s allocation of capital resources) against assets or liabilities held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans or commitments to fund loans or obligations concerning any Bankers’ Acceptances accepted by the Lender, or

(c)	imposes on the Lender any other material adverse condition with respect to the Agreement,

and the result of (a), (b) or (c) is, in the reasonable determination of the Lender acting in good faith, to increase the cost to the Lender or to reduce the income receivable by the Lender in respect of a Borrowing or standby fees payable, or to reduce the rate of return on the overall capital of the Lender, the Borrower shall, upon receipt of a certificate from the Lender as described below (“Certificate”), pay to the Lender that amount which compensates the Lender for such additional cost or reduction in income (“Additional Amount”) under or in respect of the Agreement from the date of the Certificate. The Borrower will pay the Additional Amount on the next following 20th day of the month and on the 20th day of each month thereafter until the earlier of (a) the date on which the Additional Amount has been paid in full, and (b) the date on which the Borrower has repaid and/or converted all Borrowings with respect to which a Certificate has been delivered. The Lender shall deliver a Certificate to the Borrower which shall set forth the amount of the Additional Amount and the basis for its calculation and will, in the absence of manifest error, be prima facie evidence of the amount of the Additional Amount. The Lender will use its reasonable efforts to reduce the amount of the Additional Amount payable hereunder provided that the Lender will have no obligation to expend its own funds, to suffer any economic hardship or to take any action detrimental to its interest in connection therewith.

3.13	Borrower’s Option on Receipt of Certificate

If the Lender delivers the Certificate and the Borrower has paid the Additional Amount required to be paid by the Certificate in accordance with the Certificate, then, with respect to Canadian

Advances or U.S. Advances, at any time thereafter, and, with respect to Bankers’ Acceptances, on the maturity thereof, and in all cases, with two Business Days’ prior written irrevocable notice to the Lender, the Borrower may:

(a)	within 60 days, prepay in full, or in part, without bonus or penalty all Borrowings with respect to which a Certificate has been delivered, interest, fees and other amounts payable hereunder provided:

(1)	all prepayments shall permanently reduce by a like amount, the amount of the Credit Facility, determined in Canadian Funds immediately following each prepayment, thereafter available for Borrowings;

(2)	the Borrower may designate whether the prepayment is to be applied to Canadian Advances, U.S. Advances or Bankers’ Acceptances provided that prepayments may be applied to a Bankers’ Acceptance only if the prepayment is to be made on a date on which the Bankers’ Acceptance becomes due;

(b)	convert all or part of those Borrowings with respect to which the Certificate has been delivered to another basis of Borrowing in accordance with the Agreement, which notice will be governed by the same terms established for requests for advances under §3.7 or §4.3, as applicable.

3.14	Increased Cost Limitation

The Lender agrees with the Borrower that:

(a)	the increased costs payable by the Borrower pursuant to §3.12 or §4.16 shall not include:

(1)	those resulting from any law, regulation, treaty, or official directive or regulatory requirement or amendments thereto of which the Lender had knowledge prior to the Closing Date,

(2)	any penalty or other charges payable by the Lender due to its failure to pay or delay in paying any amount required to be paid by it referred to in §3.12(a) or §4.16,

(b)	it will not charge the Borrower for any increased costs payable by it referred to in §3.12 or §4.16 if it is not at the same time passing similar costs on to substantially all of its customers in similar circumstances to whom the Lender is, by agreement, entitled to pass on such costs;

(c)	it will use all reasonable efforts to minimize amounts payable by the Borrower hereunder including all reasonable efforts to obtain refunds or credits.

3.15	Borrower’s Right to Revolve the Credit Facility

The Borrower may from time to time reduce its Borrowings by making repayments to the Lender which the Borrower may re-borrow subject to the terms of the Agreement, provided that:

(a)	repayments and re-borrowings of Canadian Advances or U.S. Advances, as the case may be, shall be in the same minimum amounts and whole multiples as prescribed for a Borrowing;

(b)	the Borrower gives to the Lender the same prior irrevocable notice prior to a proposed repayment date that it is required to give pursuant to §3.7 in relation to a requested Drawdown Date for taking a Canadian Advance or U.S. Advance, as the case may be.

3.16	Repayment of Credit Facility

On the Payment Date the Borrower shall repay to the Lender the whole of the outstanding amount of the Credit Facility together with interest, fees and other amounts due hereunder to such date including the Face Amounts of all Bankers’ Acceptances and the amounts of all Guarantee Letters or Letters of Credit issued pursuant to the Agreement which have not matured or expired, which amounts will be held by the Lender as cash collateral until the maturity dates or expiry dates of such Guarantee Letters and Letters of Credit, as applicable, and the Lender will pay the Borrower interest thereon at the Lender’s prevailing rates.

3.17	Extension of Payment Date

The Lender may, in its sole discretion, at the request of the Borrower, extend the Payment Date for one successive period of 364 days or such shorter or longer period as the Borrower may request. If the Borrower wishes to extend the Payment Date it shall so notify the Lender not more than 90 days and not less than 60 days prior to the then current Payment Date and shall in conjunction with that notice deliver to the Lender Sufficient Copies of a Financial Forecast for the Borrower for the ensuing year, in form and content satisfactory to the Lender, and the Lender shall, within 30 days of receipt of such extension notice, advise the Borrower of its determination in response to any such request. If the Lender determines that it will extend the Payment Date in accordance with the Borrower’s request the current Payment Date shall be extended to that date agreed to by the Lender. The interest rates and fees provided for in the Agreement are subject to confirmation in the case of an extension pursuant to this Section.

3.18	Currency of All Payments

All repayments made by the Borrower pursuant to the Agreement shall be made in the currency of the Advance being repaid. The Borrower may designate whether repayments are to be applied to Canadian Advances, U.S. Advances or Bankers’ Acceptances. Repayments may be applied to a Banker’s Acceptance only to the extent that the repayment is to be made on a date on which a Bankers’ Acceptance becomes due and is in an amount equal to the amount of the Bankers’ Acceptance then due.

3.19	Standby Fee

Subject to §3.19, the Borrower shall pay to the Lender a Standby Fee on the amount of the Lender’s Commitment not utilized by the Borrower. In determining the amount of the Lender’s Commitment not utilized by the Borrower, U.S. Advances shall be deemed to be the Equivalent Amount thereof in Canadian Funds. The Standby Fee shall be paid in Canadian Funds calculated on a daily basis and shall be at the rates for Standby Fees set forth in Schedule B (computed on the basis of a year of 365 days) on the portion of the Lender’s Commitment determined in Canadian Funds not utilized, accruing from and including the Closing Date. The Standby Fee shall be paid quarterly, in arrears, on the third Business Day after each quarter end.

3.20	Standby Fee on Termination or Reduction

If the Lender terminates the obligation of the Lender to make further advances pursuant to §8.2(a), the Borrower will cease to be obligated to pay a Standby Fee from the Business Day next following the effective date of such termination, and if the amount of the Credit Facility is reduced pursuant to §3.13(a)(2), the Borrower will cease to be obligated to pay a Standby Fee on the amount of the reduction from the Business Day next following the effective date of such reduction.

3.21	Evidence of Indebtedness

The Lender shall open and maintain on its books at its Branch of Account, accounts and records evidencing Borrowings and other amounts owing by the Borrower to the Lender under the Agreement. The Lender shall record therein the amount of each Borrowing made available by way of Advances and each payment of principal and interest on Borrowings, Acceptance Fees and fees and other amounts payable pursuant to the Agreement and shall record Guarantee Letters, Letters of Credit and Bankers’ Acceptances issued, accepted, purchased and cancelled by it and all other amounts becoming due to it under the Agreement including interest, Acceptance Fees, G/L Fees, L/C Fees, Commitment Fees and other fees and amounts and all payments on account thereof. Such accounts and records maintained by the Lender shall constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Lender pursuant to the Agreement, the date the Lender made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of principal and interest on the Borrowings, Acceptance Fees and other fees payable pursuant to the Agreement and other amounts owing hereunder.

3.22	Guarantee Letters and Letters of Credit

The Lender may permit the Borrower to utilize the Credit Facility to obtain from it Guarantee Letters and Letters of Credit in Canadian Funds or U.S. Funds, provided that:

(a)	if a Guarantee Letter or Letter of Credit is issued by the Lender for the account of the Borrower, the amount of the face amount of such Guarantee Letter or Letter of Credit shall, for the purpose of calculating the available amount for use by the Borrower of the Commitment, be deemed to be a utilization of the Commitment for the amount of and for the term of such Guarantee Letter or Letter of Credit;

(b)	the Borrower will pay to the Lender the G/L Fee or L/C Fee, as the case may be, set out in Schedule B per annum of the face amount of such Guarantee Letter or Letter of Credit, as the case may be, issued by the Lender. G/L Fees and L/C Fees shall be calculated on the basis of the number of days (with 30 days as the minimum number of days) a particular Guarantee Letter or Letter of Credit will be outstanding, provided that, subject to the minimum 30-day period, if the Lender is released of its obligations under the particular Guarantee Letter or Letter of Credit before its stated expiry date, the G/L Fees or L/C Fees, as applicable, shall be refunded to the Borrower on a proportionate basis. G/L Fees and L/C Fees shall be paid in advance for the entire term of such Guarantee Letter or Letter of Credit;

(c)	the Borrower will execute and deliver to the Lender its standard form of application and agreement concerning Guarantee Letters and Letters of Credit and the Borrower agrees to comply therewith and be bound thereby. If any of the terms of the Lender’s standard form of application and agreement conflict with the Agreement, the terms of the Agreement shall prevail;

(d)	all other reasonable out-of-pocket disbursements and costs contemplated in the applicable schedules hereto incurred by the Lender in relation to the issuance of or payment pursuant to any Guarantee Letter or Letter of Credit issued on behalf of the Borrower shall be repaid to the Lender by advances under the Commitment if such funds are available thereunder and, if not available thereunder, shall be repaid upon demand to the Borrower from the Lender,

The Lender shall pay each Guarantee Letter and Letter of Credit in accordance with its terms, whereupon the amount of such payment shall be deemed for all purposes to be an Advance.

4.	BANKERS’ ACCEPTANCES

4.1	Issuing Bankers’ Acceptances

Subject to §4.3, and provided the Borrower has not been notified by the Lender by at least one Business Day preceding the proposed date for issuance of a Bankers’ Acceptance that, because general market conditions have caused it to become impracticable to accept Drafts, it is no longer accepting Drafts in the ordinary course of its business, the Borrower may utilize the Credit Facility by issuing Bankers’ Acceptances. Each Bankers’ Acceptance accepted by the Lender shall be deemed to be a utilization of the Credit Facility for the term of such Bankers’ Acceptance in an amount equal to the Face Amount.

4.2	Calculation of Borrowings

For the purposes of the Agreement, the Face Amount of a Bankers’ Acceptance shall be used when calculations are made to determine the amount of Borrowings.

4.3	Notice

The Borrower shall give the Lender the following irrevocable notice prior to presenting its Drafts for acceptance:

(a)	prior to 9:00 a.m. local time at Vancouver, British Columbia on the Business Day of presentation for Bankers’ Acceptances aggregating less than $10,000,000;

(b)	prior to 9:00 a.m. local time at Vancouver, British Columbia one Business Day immediately preceding the Business Day of presentation for Bankers’ Acceptances aggregating $10,000,000.

The Borrower shall also notify the Lender of the method it proposes for payment of Bankers’ Acceptances on maturity by giving the same prior notice as set out in §4.12. If the Borrower fails to provide such a notice the Lender may, at its option, accept a Draft for a like amount for one month or make a Canadian Advance for the Face Amount of the maturing Bankers’ Acceptance.

4.4	Form of Undertaking

The Borrower shall execute and deliver to the Lender its form of undertaking or service agreement in the form attached as Schedule E with respect to Bankers’ Acceptances and, to the extent any such undertaking is not inconsistent with the provisions of the Agreement, agrees to comply therewith and that all Drafts presented by the Borrower for acceptance pursuant to §4.1 shall be drawn on the Lender’s prescribed form.

4.5	Execution and Delivery of Drafts

Subject to §4.9, the Borrower shall execute, and deliver to the Lender, a supply of Drafts and the Lender shall only deal with them in accordance herewith. The Lender shall not be responsible or liable for its failure to accept a Draft as required hereunder if the cause of the failure is, in whole or in part, due to the failure of the Borrower to provide such instruments to the Lender on a timely basis, nor shall the Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of such instrument except a loss or improper use arising by reason of the negligence or wilful act of the Lender. The Lender agrees to use its best efforts to advise the Borrower in a timely manner when it requires additional executed Drafts.

4.6	Authority

In case any authorized signatory of the Borrower whose signatures shall appear on the pre-signed Drafts shall cease to have such authority before the creation of a Bankers’ Acceptance with respect to such Draft, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such creation.

4.7	Negotiation of Drafts

The Lender will date the Drafts as required and shall, forthwith after acceptance, negotiate the Draft as prescribed by the DBNA.

4.8	Responsibility for Presigned Drafts

Drafts delivered by the Borrower to the Lender to be held by it need only be held in safekeeping with the same degree of care as if they were the Lender’s property. If executed but incomplete Drafts are delivered to the Lender, the Lender shall complete the same on behalf of the Borrower in accordance with its instructions following a request from the Borrower to accept a Draft.

4.9	Power of Attorney

As an alternative to the Borrower providing a supply of Drafts to the Lender the Borrower may request that the Lender draw Drafts on behalf of the Borrower pursuant to the Power of Attorney. If the Lender can facilitate such request and if the Borrower has delivered to the Lender its forms of undertaking and authorization and Power of Attorney the Lender may draw Drafts on behalf of the Borrower and complete such Drafts in accordance with the Borrower’s requests from time to time.

4.10	Issuance and Maturity

Each Bankers’ Acceptance shall be issued and shall mature on a Business Day.

4.11	Failure to Provide Notice

If the Borrower fails to provide to the Lender the notice required by §4.3 or, having given notice of its intention to present a Draft for acceptance or to convert from or to Bankers’ Acceptances, fails to act in accordance with such notice, then the Lender, in its discretion, may decline to accept Bankers’ Acceptances presented without notice.

4.12	Payment by Borrower

Subject to §4.3, the Borrower may provide for payment for each Bankers’ Acceptance issued by it by payment to the Lender of the Face Amount thereof by 10:00 a.m. local time at Vancouver, British Columbia on the maturity date of the Bankers’ Acceptance at the Lender’s Branch of Account. If the Borrower fails to provide payment to the Lender of an amount equal to the Face Amount of a Bankers’ Acceptance accepted by the Lender on its maturity, then the Lender shall pay the Face Amount of such Bankers’ Acceptance which payment shall be determined for all purposes to be a Canadian Advance.

4.13	No Days of Grace

The Borrower shall not claim from the Lender any days of grace for the payment at maturity of any Bankers’ Acceptances.

4.14	Acceptance Fees

As an Acceptance Fee for the acceptance by the Lender of the Borrower’s Drafts against the Credit Facility the Borrower shall pay in advance to the Lender at or prior to the time of such acceptance an Acceptance Fee at the rate set forth in Schedule B. Acceptance Fees shall be calculated in relation to the Face Amount of each Bankers’ Acceptance and on the basis of the number of days from and including the date of acceptance to and including the day immediately preceding the date of maturity.

4.15	Calculation of Acceptance Fees

Acceptance Fees shall be computed on the basis of a year of 365 days.

4.16	Increased Costs

If at any time any reserve requirement in respect of Bankers’ Acceptances is imposed upon the Lender by any Canadian governmental regulatory authority which results in an increase in the net cost to the Lender of maintaining the Bankers’ Acceptances outstanding and the Lender has not claimed an Additional Amount from the Borrower pursuant to §3.12 in relation to outstanding Bankers’ Acceptances it shall have the right, subject to §3.14, after giving notice to the Borrower, to adjust the amount of the Acceptance Fee as necessary to compensate the Lender for such cost increase, and the Borrower shall pay to the Lender at the Lender’s Branch of Account the amount of any such adjustment upon receipt of written notice thereof from the Lender, which notice shall include details of the Lender’s calculations of the effect of such reserve requirements on its Acceptance Fees. The Borrower shall have the right to review the accuracy of such calculations.

4.17	DBNA

The Borrower agrees with the Lender that, at the request of the Lender, all Drafts for utilization by the Lender will conform with the required characteristics of a “depository bill” as described in §4 of the DBNA. It is the intention of the Lender that the amended Drafts (if requested) shall be deposited with a “clearing house” as defined in the DBNA. The Lender, in consultation with the Borrower, shall establish and notify the Borrower of the procedures, consistent with the terms of the Agreement and the DBNA as are reasonably necessary to accomplish the Lender’s intentions including without restriction amendments to Drafts currently held by the Lender by:

(a)	inserting a phrase in the Drafts held by the Lender to the effect that the Bankers’ Acceptance is issued pursuant to the DBNA;

(b)	removing any reference to authorization of a Bankers’ Acceptance, and

(c)	removing any reference to bearer.

4.18	Payment Date Restriction

No Bankers’ Acceptance shall mature on a date which is later than the Payment Date.

5.	SECURITY FOR BORROWINGS

5.1	Security for Borrowings

5.1.1    As general and continuing security for the performance of all obligations of the Borrower hereunder and the prompt payment when due by the Borrower of its Borrowings under the Credit

Facility and interest thereon and all other money for the time being and from time to time owing by the Borrower hereunder including, without limitation, fees and default interest, the Borrower shall, subject to the provisions of the Agreement, execute and deliver, or cause to be executed and delivered, to the Lender, the Coscto US Guaranty.

5.2	Conflict Between the Agreement and Lenders’ Security

If there is any express conflict between the terms of the Agreement and the terms of the Lender’s Security, the terms of the Agreement shall prevail.

6.	CREDIT FACILITY CONDITIONS PRECEDENT

6.1	Conditions Precedent to Initial Borrowings

The Lender shall not be obliged to permit the initial utilization of the Credit Facility unless, on the Closing Date, all representations and warranties contained in Section 2 are true and correct, no Event of Default has occurred and is continuing and upon each of the following conditions being satisfied or waived by the Lender:

(a)	delivery by the Borrower to the Lender of the following:

(1)	duly executed copies of the Agreement and of the Lender’s Security, together with all documents which the Borrower has covenanted to deliver under the Agreement at that time and any other documents or instruments as in the opinion of counsel to the Lender are reasonably necessary to render effective the Agreement and the Lender’s Security;

(2)	certificates of status for the Borrower and Costco US;

(3)	certified copies of resolutions of the boards of directors of the Borrower and Costco US authorizing the Borrower and Costco US to execute, deliver and perform their obligations under the Agreement and the Lenders’ Security and the instruments, agreements, certificates, papers and other documents contemplated herein and therein;

(4)	incumbency certificates for the Borrower and Costco US setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement and the Lenders’ Security;

(5)	a favourable opinion of counsel for the Borrower (in form and content satisfactory to the Lender);

(6)	a favourable opinion of counsel for Costco US (in form and content satisfactory to the Lender);

(b)	the Lender shall have received a certificate in substantially the form of Schedule C signed by the Chief Financial Officer as at the end of the most recently completed fiscal period of the Borrower;

(c)	the Lender shall have received a certificate from the chief financial officer of Costco US substantially in the form attached to the Lender’s Security;

(d)	the Borrower shall have made arrangements satisfactory to the Lender to repay all amounts of principal, interest and fees due or accruing due on or to the Closing Date under the Prior Credit Agreement;

(e)	the Borrower shall have made arrangements satisfactory to the Lender for the release of all Liens except for Permitted Encumbrances;

(f)	the Lender shall be satisfied that there has been no material adverse change in the Canadian or U.S. financial markets which could be expected to have a material adverse effect on the ability of the Borrower or Costco US to perform their obligations under the Agreement or the Lender’s Security;

(g)	the Borrower shall have paid to the Lender the Commitment Fee.

6.2	Conditions Precedent to Subsequent Borrowings

It shall be a condition of each advance, renewal or conversion that the representations and warranties contained in Section 2 hereof (other than Section 2.14) shall be true on and as of the date of each advance, renewal or conversion, that there shall exist on the date of the advance, renewal or conversion and after giving effect thereto no Event of Default. The Borrower will, upon the reasonable request of the Lender, deliver to the Lender a certificate or certificates of an officer on behalf of the Borrower to that effect.

7.	COVENANTS OF THE BORROWER

7.1	Borrower Covenants

The Borrower covenants and agrees with the Lender as follows:

Positive Covenants

(a)	that it will duly and punctually pay or cause to be paid all amounts required to be paid by it to the Lender pursuant to the Agreement, including principal, interest, Acceptance Fees, fees and any other amounts on the day, at the place and in the manner set forth herein;

(b)	that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be performed and observed as set forth in the Agreement;

(c)	that it will, and will cause its Subsidiaries to, maintain their existence in good standing;

(d)	that it will at all times, and will cause its Subsidiaries to, keep adequately insured by financially sound and reputable insurers all assets and property of a character customarily insured by Persons engaged in the same or a similar business, similarly situated, including inventory and business interruption insurance, against loss or damage of the kinds customarily insured against by such Persons, in such amounts as are customarily insured for by such Persons and that it will forthwith notify the Lender upon the happening of any significant loss and shall duly and punctually pay all premiums and other sums of money for maintaining such insurance;

(e)	that it will and it will cause each of its Subsidiaries to file all material tax returns including income tax returns, corporation capital tax returns and other tax filings in all required jurisdictions;

(f)	that it will and it will cause each of its Subsidiaries to pay all material taxes and employee source deductions (except those in dispute which are being contested in good faith) including interest and penalties and to pay or make adequate reserves for the ultimate payment of any such payment which is being contested;

(g)	that it will and it will cause each of its Subsidiaries to actively and diligently contest or cause to be contested in good faith, by appropriate and timely proceedings, or effect a timely and provident settlement of any action, suit, litigation or other proceeding the result of which could be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole;

(h)	that it will and it will cause each of its Subsidiaries to effect a timely and provident settlement of or bring an application to stay any writ of execution, attachment or similar process issued or levied against all, or a substantial portion of, its property or the property of any of its Subsidiaries in connection with any judgement against it or any of its Subsidiaries in an amount which materially adversely affects the financial condition or operations of the Borrower and its Subsidiaries taken as a whole;

(i)	that it will and will cause each of its Subsidiaries to observe and comply in all material respects at all times with the provisions of all applicable laws, regulations, bylaws, ordinances and orders of any Governmental Body dealing in relation to its respective business with pollution of the environment, toxic and hazardous materials and waste and other environmental hazards, and public health and safety;

(j)	that it will, as soon as practical after it becomes aware thereof, provide the Lender with prompt notice of:

(1)	any spills of Contaminants which are required to be reported to any Governmental Body, and

(2)	of any special investigations, control orders, stop orders, injunctions, prosecutions or lawsuits under any federal, provincial, municipal or other laws relating to pollution of the environment, the handling of toxic or hazardous materials and waste or any other environmental or public health and safety laws and which, in either such case, would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole;

(k)	that it will permit from time to time, as reasonably requested by the Lender, any person designated by the Lender to examine (upon reasonable notice having been given) its books and financial records and will cause the Chief Financial Officer or such other senior officer as may be appropriate, to discuss and explain, as the case may be, any of its affairs, finances and accounts and to provide such other information pertaining to its business as that person may reasonably require;

(l)	that it will and it will cause each of its Subsidiaries to maintain in full force and effect all material leases, licences, permits, intellectual property rights, consents and regulatory approvals necessary for the due carrying on of their respective businesses;

(m)	that it will use all Borrowings for the purposes set forth in §3.1 and for no other purpose;

(n)	that it will deliver to the Lender at the Lender’s Branch of Account on or prior to the date reasonably stipulated by the Lender such information, reports and documents as the Lender may reasonably request;

(o)	that it will give to the Lender prompt notice of any Event of Default or any event that with notice or lapse of time would be an Event of Default;

Negative Covenants

(p)	that, without the prior written consent of the Lender, the Borrower will not, and it will cause each of its Subsidiaries not to, grant, create, assume, suffer or permit any Lien on any of its assets except for:

(1)	Permitted Encumbrances; and

(2)	any other Liens approved by the Lender in writing;

(q)	that, without the prior written consent of the Lender, the Borrower will not, and it will cause each of its Subsidiaries not to, borrow money or otherwise incur debt or enter into any credit arrangement or make or permit the existence of any Contingent Obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), except for:

(1)	borrowings under the Borrower’s Commercial Paper Program;

(2)	normal day-to-day trade credit arrangements,

(3)	the Lenders’ Security and Borrowings pursuant to the Agreement;

(4)	borrowings, debt, amounts owing under general ledger accounts, credit arrangements and Contingent Obligations owed by the Borrower or any of its Affiliates to each other, on an unsecured basis;

(5)	borrowings, debt, credit arrangements and Contingent Obligations secured by Permitted Encumbrances;

(6)	normal indebtedness incurred in the ordinary course of business in respect of amounts due or accruing due to Governmental Bodies;

(7)	guarantees to Government Bodies in connection with the development and construction of warehouses and other facilities in the normal course of business;

(8)	borrowings, debts, credit arrangements and Contingent Obligations not otherwise permitted hereunder, up to an aggregate amount outstanding at any time of $25,000,000;

(r)	that, without the prior written consent of the Lender, it will not and it will cause each of its Subsidiaries not to merge, amalgamate, enter into any corporate reorganization or otherwise modify its corporate structure in any way which would materially adversely affect the asset base of the Borrower or its consolidated cash flow or materially impair the ability of the Borrower to observe and perform its obligations under the Agreement;

(s)	that, without the prior written consent of the Lender, it will not and it will cause each of its Material Subsidiaries not to make or agree to make any Disposition except for:

(1)	Dispositions of Current Assets in the ordinary course of business;

(2)	Dispositions between the Borrower and any Affiliate or between Affiliates; and

(3)	Dispositions of worn out or obsolete or excess assets;

(4)	Dispositions of assets on an annual basis having an aggregate fair market value of not more than $10,000,000;

(t)	that, without the prior written consent of the Lenders, it will not and it will cause each of its Subsidiaries not to utilize Borrowings to acquire shares or securities of any Person other than a Subsidiary of the Borrower;

(u)	that, without the prior written consent of the Lender, the Borrower will not make any Corporate Distributions, except for Corporate Distributions to its shareholders;

(v)	that, without the prior written consent of the Lender, it will not and it will not permit any of its Subsidiaries to make any Restricted Payment except, in the case of the Borrower, Corporate Distributions permitted under §7.1(u);

Reporting Covenants

(w)	that it will and it will cause each of its Subsidiaries to at all times keep or cause to be kept proper books of account and that it will furnish to the Lender at the Lender’s Branch of Account within 105 days after the close of each fiscal year Sufficient Copies of its annual consolidated company-prepared unaudited financial statements and within 60 days of the close of each fiscal quarter (excluding the last quarter of each fiscal year) Sufficient Copies of its quarterly consolidated company-prepared unaudited financial statements including a summary balance sheet and a consolidated statement of income, signed by its Chief Financial Officer.

7.2	Environmental Law

Nothing in the Agreement shall abridge or affect the rights of the Lender pursuant to any Environmental Law.

8.	EVENTS OF DEFAULT

8.1	Definition of Event of Default

The occurrence of any one or more of the following events constitutes an Event of Default hereunder:

(a)	if the Borrower makes default in any payment of principal when the same becomes due under the Agreement and such default shall have continued for a period of five days after notice has been given by the Lender to the Borrower;

(b)	if the Borrower makes default in any payment of interest, Acceptance Fees or fees when the same becomes due under the Agreement and such default shall have continued for a period of five days after notice has been given by the Lender to the Borrower;

(c)	if the Borrower makes default in any payment of an Additional Amount or like payment when the same become due under the Agreement and such default shall have continued for a period of five days after notice has been given by the Lender to the Borrower;

(d)	if the Borrower or Costco US makes, suffers or permits a material default in observing or performing any covenant or condition of the Agreement, the Lender’s Security or any other agreement with the Lender and such default shall have continued for a period of 30 days after notice in writing has been given by the Lender to the Borrower specifying such default;

(e)	if there is a default by the Borrower or by Costco US under the terms of a material debt which results in the demand for payment or acceleration of payment by the Borrower or Costco US, including, without limitation, a default by Costco US under the Costco US Credit Agreement;

(f)	if any material representation, warranty or statement made by the Borrower herein or by the Borrower or Costco US in any Lender’s Security or in any certificate pursuant to the Agreement or the Lender’s Security shall, in the Lender’s reasonable opinion, prove to have been materially incorrect on the date as of which it was made in any respect materially adverse to the Lender;

(g)	if:

(1)	an order be made or an effective resolution be passed for the winding-up of the Borrower or, except as permitted herein, any of its Material Subsidiaries;

(2)	the Borrower or any of its Material Subsidiaries on its own behalf shall make an assignment for the benefit of its creditors;

(3)	the Borrower or any of its Material Subsidiaries shall be declared bankrupt or make an authorized assignment or if a custodian or receiver be appointed under the Bankruptcy and Insolvency Act or similar legislation of any other jurisdiction;

(4)	a compromise or arrangement (including a compromise, arrangement, reorganization or other like restructuring commenced by the Borrower or any of its Material Subsidiaries which adversely affects its creditors under any Federal or Provincial statute including the Companies’ Creditors Arrangement Act or the Canada Business Corporations Act or similar legislation of any other jurisdiction) is proposed by the Borrower or any of its Material Subsidiaries to creditors generally or any significant class of creditors;

(5)	a receiver, receiver-manager or other officer with like powers shall be appointed, or if an encumbrancer shall take possession of the property of the Borrower or any of its Material Subsidiaries or any part thereof, material to the business of the Borrower; or

(6)	a distress or execution or any similar process be levied or enforced against a substantial or essential part of such property and remain unsatisfied for a period of thirty days, unless such distress, execution or similar process is in good faith disputed by the Borrower or any such Material Subsidiary,

(h)	if the Agreement or any of the Lender’s Security shall at any time cease to be in full force and effect (other than by expiration or termination in accordance with its terms for reasons other than the default of the Borrower) or if a court of competent jurisdiction shall declare the Agreement to be null and void or if the

Borrower shall contest the validity or enforceability thereof or if the Borrower shall deny that it has any further liability or obligation;

(i)	if a writ of execution, attachment or similar process has been issued or levied against all, or a substantial portion of, the property of the Borrower or any of its Material Subsidiaries in connection with any judgement against the Borrower or that Material Subsidiary and no application has been brought to stay such writ of execution, attachment or similar process;

(j)	if it shall become illegal or unlawful for the Borrower or any of its Material Subsidiaries to carry on its business or to perform its obligations under the Agreement or the Lender’s Security;

(k)	if the Borrower or any of its Material Subsidiaries suspends or ceases or threatens to suspend or cease business;

(l)	except as permitted by §7.1(s), if the Borrower or any of its Material Subsidiaries shall sell or otherwise dispose of or threaten to sell or otherwise dispose of, all or a substantial part of its undertaking, property and assets, whether in one transaction or in a series of related transactions;

(m)	if the Borrower or any of its Material Subsidiaries fails to actively and diligently contest in good faith, by appropriate and timely proceedings, any action, suit, litigation or other proceeding commenced against it the result of which could be expected to have a materially adverse effect on its financial condition or operations;

(n)	if the Borrower knowingly at any time and in any material respect contravenes the provisions of any applicable law, regulation, bylaw, ordinance or work order of any Governmental Body affecting any property of the Borrower or any activity or operation carried out thereon and the effect thereof could be expected to have a material adverse effect on the financial condition or operations of the Borrower;

(o)	if there occurs a Change in Control; or

(p)	if there occurs a change in the financial condition of the Borrower and its Subsidiaries taken as a whole which could be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Agreement.

8.2	Remedies

Upon the occurrence of any Event of Default and at any time thereafter, provided the Event of Default has not been waived by the Lender or the Borrower has not theretofore remedied all outstanding Events of Default within the prescribed time period or such longer period of time as the Lender may permit, the Lender may, by notice to the Borrower:

(a)	terminate the obligations of the Lender hereunder to make any further advances under the Credit Facility or to accept Drafts of the Borrower;

(b)	declare Borrowings under the Credit Facility, interest, fees, costs and any other moneys owing to the Lender by the Borrower under the Agreement, including amounts owing or liabilities in respect of Guarantee Letters, Letters of Credit and Bankers’ Acceptances which have not yet matured, to be immediately due and payable on the date which is fifteen Business Days after the Lender delivers such notice to the Borrower, or, that earlier date on or after delivery of such notice when the Lender determines in its reasonable discretion that the business or operations of the Borrower may be materially prejudiced, endangered or adversely affected (“Acceleration Date”) and such moneys and liabilities shall forthwith become due and payable on the Acceleration Date without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived;

(c)	enforce all rights and remedies granted under the Lenders’ Security provided that any such enforcement shall not be commenced until after the Acceleration Date;

(d)	convert any portion of the Credit Facility denominated in U.S. Funds together with interest thereon, into the Equivalent Amount of Canadian Funds.

The Borrower expressly acknowledges and agrees that the date which is 15 Business Days after the Lender delivers such notice to the Borrower affords and will afford a reasonable period of time to make payment of the outstanding balance advanced under the Credit Facility, interest, fees, costs and other moneys owing by the Borrower under the Agreement. The Lender acknowledges and agrees that interest, if any, earned or received by it as a result of the redeployment or other application of moneys paid by the Borrower pursuant to a demand made under §8.2(b) in respect of Bankers’ Acceptances, Guarantee Letters or Letters of Credit which have not yet matured shall be credited or otherwise applied for the benefit of the Borrower.

8.3	Bankers’ Acceptances, Guarantee Letters, Etc. Outstanding

If there are Guarantee Letters, Letters of Credit or Bankers’ Acceptances outstanding on the Acceleration Date the Borrower shall at such time deposit (at interest to be credited to the Borrower at the Lender’s then current rate for term deposits appropriate to the currency, amount and terms of any such Guarantee Letters, Letters of Credit or Bankers’ Acceptances, as the case may be), in cash collateral accounts to be opened and maintained by the Lender in amounts in Canadian Funds, U.S. Funds, or both, as the case may be, equal to the aggregate of the Face Amounts of all such unmatured Bankers’ Acceptances and the amount of the Guarantee Letters or Letters of Credit, as the case may be. Amounts held in such cash collateral accounts shall be applied by the Lender to the payment of maturing Bankers’ Acceptances and payment obligations, if any, pursuant to Guarantee Letters and Letters of Credit, as the case may be.

8.4	Remedies Cumulative

No remedy conferred on the Lender under the Agreement is intended to be exclusive. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity or by statute or otherwise. The exercise or commencement of exercise by the Lender of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lender of any or all other such remedies.

8.5	Waivers

The Lender may, by written instrument at any time and from time to time waive any breach by the Borrower of any of the covenants or Events of Default herein. No course of dealing between the Borrower and the Lender nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Lender.

8.6	Application of Payments Following Acceleration

After the Acceleration Date, the Lender shall apply any moneys received by it from the Borrower towards repayment of Borrowings under the Credit Facility. The Lender agrees to use reasonable efforts to apply moneys received by it to first repay Borrowings under the Borrowing Options which do not have redeployment costs associated with payment prior to the maturity dates of such Borrowings.

8.7	Lender May Perform Covenants

If the Borrower shall fail to perform any of its obligations under any covenant contained in the Agreement the Lender may, after an Event of Default upon five Business Days prior notice to the Borrower, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds. All amounts so paid by the Lender hereunder shall be repaid by the Borrower and shall bear interest at the rates set forth in §3.4 from and including the date paid by the Lender hereunder to but excluding the date such amounts are repaid in full by the Borrower.

9.	GENERAL

9.1	Waiver or Modification

No failure or delay on the part of either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

9.2	Lender Must Sign Amendments, Modifications, Etc.

No notice, demand, amendment, modification or waiver of any condition of the Agreement or consent to any departure by either party therefrom shall, in any event, be effective unless the same shall be in writing signed by the other party. No notice to or demand on the Borrower shall by reason thereof entitle the Borrower to any other or further notice or demand in similar or other circumstances unless specifically provided for in the Agreement.

9.3	Successors and Assigns

The Agreement shall be binding upon and enure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns. The Borrower shall not, without the prior written consent of the Lender, assign any rights or obligations with respect to the Agreement or any other agreement or document contemplated under the Agreement.

9.4	Assignment After Default

Notwithstanding anything to the contrary herein contained, where an Event of Default has occurred and is continuing, nothing in the Agreement shall limit or otherwise restrict the right of the Lender to assign all or any part of its rights and obligations under or with respect to the Agreement. Without limiting the generality of the foregoing, any such assignment shall not require the consent of the Borrower nor be restricted to third parties resident in Canada.

9.5	Time of the Essence

Time shall be of the essence hereof.

9.6	Further Assurances

Each party will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents (including certificates, declarations, affidavits, reports and opinions) and things as the Lender may reasonably require for the purpose of giving effect to the Agreement.

9.7	Judgment Currency

If for the purposes of obtaining judgment in any court in any jurisdiction or for any other purpose hereunder it becomes necessary to convert into the currency of such jurisdiction (“Judgement Currency”) any amount due hereunder in any currency other than the Judgement Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For such purpose “rate of exchange” means the spot rate at which the Lender, on the relevant date at or about 12:00 noon local time at Toronto, Ontario, would be prepared to sell a similar amount of such currency in Toronto, Ontario against the Judgement Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgement is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under the Agreement in such other currency. Any additional amount due from the Borrower under this §9.7 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of the Agreement.

9.8	Account Debit Authorization

The Borrower authorizes and directs the Lender to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower maintained with the Lender for all amounts payable under the Agreement, including but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

9.9	Expenses

All statements, certificates, opinions and other documents or information required to be furnished to the Lender by the Borrower under the Agreement shall be supplied by the Borrower without cost to the Lender. In addition, the Borrower agrees to pay promptly to the Lender on demand, all reasonable legal fees and other reasonable expenses which are incurred from time to time by the Lender in respect of the documentation, preparation, registration, negotiation, execution, amendment, if any, administration and enforcement of the Agreement (including any value added, goods and services, business transfer tax or other similar taxes payable in connection with the execution, delivery or enforcement of the Agreement).

9.10	Survival of Representations and Warranties

The representations and warranties made in Section 2 of the Agreement shall survive the execution and delivery of the Agreement and the Closing Date and continue in full force and effect until the full payment and satisfaction of all moneys due hereunder.

9.11	Notice

Unless otherwise specified, any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing and may be delivered personally or sent by prepaid registered mail or by facsimile, to the address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, facsimile number or other Person’s attention as the party may have specified by notice in writing given under this Section. Any notice or other communication shall be deemed to have been given:

(a)	if delivered personally, when received;

(b)	if mailed, on the fifth Business Day following the date of mailing, subject to §9.12;

(c)	if sent by facsimile, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and

(d)	if sent by facsimile on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received.

9.12	Disruption of Postal Service

If a notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that the notice cannot reasonably be expected to be delivered within five Business Days after the mailing, the notice will be deemed to have been given when it is actually received.

9.13	Lender to Grant Releases and Priority

The Lender agrees that it will, at the request and expense of the Borrower, execute and deliver to the Borrower all such discharges, releases or acknowledgements as may be requested from time to time by the Borrower to release and discharge any specific mortgage, charge or security interest in and upon any assets of such Borrower if sold or otherwise disposed of by the Borrower as permitted under §7.1(s) or §9.4 of the Agreement.

9.14	Indemnity

The Borrower hereby indemnifies and holds harmless the Lender and its respective directors, officers, employees and agents from and against all losses, damages, reasonable expenses (including fees, charges and disbursements of counsel) and liabilities (including those arising from any litigation or other proceedings) related to or arising out of the transactions contemplated by the Agreement provided that no Person shall be indemnified in respect of matters arising from such Person’s negligence or wilful misconduct.

9.15	Counterparts

The Agreement and all documents contemplated by or delivered under or in connection with the Agreement may be executed and delivered in any number of counterparts or facsimile counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts when executed and delivered (by facsimile or otherwise) will be construed together to be an original and will constitute one and the same agreement.

9.16	Reasonable Consent or Approval of the Parties

The parties hereto acknowledge and confirm that where any of them is required to exercise its discretion or grant its approval or consent pursuant to a provision in the Agreement, it shall act reasonably in the exercise of its discretion and will not unreasonably withhold or delay the granting of its approval or consent.

9.17	No Deduction for Taxes

All payments required to be made by the Borrower pursuant to the Agreement whether for principal, interest, Acceptance Fees, Standby Fees, G/L Fees, L/C Fees, fees or otherwise shall be made free and clear of and without deduction, withholding or reserve for or on account of taxes, imposts, levies or other charges of any nature or kind whatsoever, unless otherwise agreed by the Lender.

9.18	Entire Agreement

Save as provided herein and in the instruments and documents contemplated or provided for hereunder, the Agreement contains the whole agreement between the parties with respect to the Credit Facility and there are no other terms, conditions, representations or warranties with respect thereto except as contained herein.

IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed on             , 2003.

COSTCO WHOLESALE CANADA LTD. by its authorized signatories: By: By:	) ) ) ) ) ) ) ) ) ) )	Costco Wholesale Canada Ltd. Attention: Vice President / Treasurer Tel: 613-221-2010 Fax: 613-221-2275

ROYAL BANK OF CANADA By: By:	) ) ) ) ) ) ) ) ) ) ) ) )

Royal Bank of Canada

Commercial Markets, Lower Mainland

2nd Floor, 1025 West Georgia Street

Vancouver, British Columbia

V6E 3N9

Attention:    Senior Account Manager

Tel: (604) 665-8409

Fax: (604) 665-6368

SCHEDULE A

COMMITMENT

LENDER AND BRANCH OF ACCOUNT	COMMITMENT

Royal Bank of Canada Main Branch 1025 West Georgia Street Vancouver, B.C. V6E 3N9	$60,000,000

SCHEDULE B

INTEREST RATES AND FEES

(§s 3.4, 3.19 and 4.14)

Advances, Guarantee Letters and Letters of Credit and Bankers’ Acceptances

Pursuant to §3.4, 3.19 and 4.14, the following interest rates and fees shall be effective and payable:

Advances	Canadian Advances – Prime Rate per annum

U.S. Advances – U.S. Base Rate

Bankers’ Acceptances	Acceptance Fee of 40 basis points per annum

Standby Fee

Standby Fee of 8 basis points per annum calculated on the unused portion of the Credit Facility, payable quarterly in arrears from the Closing Date to the Payment Date on the third Business Day after each quarter end

Letters of Credit and Guarantee	(a) up to $500,000, 45 basis points per annum
Letters	(b) $500,001 or more, 25 basis points per annum

Amendment Fee $45.00

Import Letters of Credit	Issuing Fee – $60.00 (Trade View application)
$85.00 (Paper based application)

Amendment Fee $45.00

Drawing Charges

Sight Payments – Fee of 0.25% if negotiated within 90 days from time of issuance (minimum $75.00).

Additional fee of 0.0625% will be added for each additional 30 days or part thereof from the issuance of the letter of credit.

Term Payments – same as Sight Payment fees plus 0.08% for each 30 days or part thereof of the tenor of the draft.

SCHEDULE C

OFFICER’S COMPLIANCE CERTIFICATE

Words with initial capital letters have the meanings ascribed to them in the Revolving Credit Agreement dated for reference March 1, 2003 between Costco Wholesale Canada Ltd., as Borrower, and Royal Bank of Canada, as Lender (the “Credit Agreement”).

I,                                                          , of the City of                                         , in the Province of                                               hereby certify on behalf of Costco Wholesale Canada Ltd. and without personal liability as follows:

1.    That I am the Chief Financial Officer of Costco Wholesale Canada Ltd. and am authorized to give this Certificate

2.    That I am familiar with and have examined the provisions of the operating credit agreement entitled “Revolving Credit Agreement” dated for reference March 1, 2003 as amended, modified, supplemented, extended, consolidated, restated, renewed or replaced from time to time among Costco Wholesale Canada Ltd. as Borrower and Royal Bank of Canada, as Lender (“Credit Agreement”) and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and based on the foregoing and as of the date of this Certificate: (a) the representations and warranties contained in the Credit Agreement (other than Section 2.14) are true and correct in all material respects [• except as follows]; and (b) there is no Event of Default under the Credit Agreement [• except as follows] and no event has occurred which with the giving of notice or the passage of time or both would constitute an Event of Default [• except as follows].

3.    I am aware that the Lender is entitled to rely upon the accuracy of the information herein contained.

This Certificate has been executed at                                              ,                                                                   this              day of                                 , 2003.

Chief Financial Officer COSTCO WHOLESALE CANADA LTD.

SCHEDULE D

BANKERS’ ACCEPTANCES

PART 1

1.1	In this Schedule D words with initial capital letters, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement;

1.2	“Lender’s Account for Payments” means the account maintained by a Lender, to which payments and transfers shall be made as the Lender may from time to time notify in writing to the Borrower;

1.3	“BA Discount Rate” means the CDOR Rate for the period of time for which a Bankers’ Acceptance will be outstanding;

1.4	“Discount Note” means a non-interest bearing promissory note in substantially the form of Part 6 to this Schedule D made by the Borrower and issued to a Discount Note Lender to evidence a Discount Note Loan;

1.5	“Discount Note Lender” means a Lender which is not subject to the Bank Act (Canada) and therefore unable to accept Drafts presented by the Borrower for acceptance pursuant to the Agreement;

1.6	“Discount Note Loan” means an advance to the Borrower made by a Discount Note Lender and evidenced by a Discount Note;

1.7	“Discount Proceeds” means, with respect to any Bankers’ Acceptance required to be accepted and purchased by a Lender hereunder, an amount (rounded up, if necessary, to the nearest whole cent) calculated on the applicable Drawdown Date by multiplying:

(a)	the Face Amount of such Bankers’ Acceptance divided by one hundred, by

(b)	the price, where the price is determined by dividing one hundred by the sum of one plus the product of:

(1)	the BA Discount Rate (expressed as a decimal), and

(2)	a fraction, the numerator of which is the term of such Bankers’ Acceptance expressed in days and the denominator of which is three hundred sixty-five,

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

1.8	“Drafts” means a commercial draft of a Lender in substantially the form of Part 3 of this Schedule D made by the Borrower in accordance with the provisions of this Schedule D of the Agreement;

1.9	“Face Amount” means the amount at maturity for which a Bankers’ Acceptance is drawn;

2

PART 2

2.1	Subject to §2.3 of this Schedule D, and provided the Borrower has not been notified by a Lender by at least one Business Day preceding the proposed date for issuance of a Bankers’ Acceptance that the Lender, because general market conditions have caused it to become impracticable to accept Drafts, is no longer accepting Drafts in the ordinary course of its business, the Borrower may utilize the Credit Facility by issuing Bankers’ Acceptances. Each Bankers’ Acceptance accepted by the Lender shall be deemed to be a utilization of the Credit Facility for the term of such Bankers’ Acceptance in an amount equal to the Face Amount.

2.2	For the purposes of the Agreement, the Face Amount of a Bankers’ Acceptance shall be used when calculations are made to determine the amount of Borrowings.

2.3	The Borrower shall notify a Lender by irrevocable notice on the second Business Day preceding the date of issuance of its intention to utilize the Credit Facility by issuing Bankers’ Acceptances.

2.4	A Discount Note Lender shall make Discount Note Loans to the Borrower equal to the Face Amounts of any Discount Notes delivered to such Lender.

2.5	The Borrower shall execute and deliver to a Lender an undertaking or service agreement as set out in Schedule E respect to Bankers’ Acceptances in the form required by the Lender and agrees to comply therewith.

2.6	The Borrower shall execute and deliver to a Lender a supply of Drafts and the Lender shall only deal with them in accordance herewith. The Lender shall not be responsible or liable for its failure to accept a Draft as required hereunder if the cause of the failure is, in whole or in part, due to the failure of the Borrower to provide such instruments to the Lender for delivery to the Lender on a timely basis, nor shall the Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of such instrument except a loss or improper use arising by reason of the negligence or wilful act of the Lender. The Lender agrees to use its best efforts to advise the Borrower in a timely manner when it requires additional executed Drafts.

2.7	In case any authorized signatory of the Borrower whose signatures shall appear on the pre-signed Drafts shall cease to have such authority before the creation of a Bankers’ Acceptance with respect to such Draft, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such creation.

2.8	The Lender will date the Drafts as required and shall be required to fund or discount the Bankers’ Acceptance and purchase the same for its own account by remitting the determined amount of Discount Proceeds to the Lender’s Account for Payment. The Discount Proceeds shall be remitted in immediately available funds on or before 1:00 p.m. local time Vancouver, British Columbia on the applicable Drawdown Date.

2.9	Drafts delivered by the Borrower to the Lender need only be held in safekeeping with the same degree of care as if they were the Lender’s property. If executed but incomplete Drafts are delivered to the Lender, the Lender may complete the same on behalf of the Borrower and in accordance with its instructions following a request from the Borrower to accept a Draft. All Drafts will be cancelled by the Lender upon payment thereof.

3

2.10	Each Bankers’ Acceptance shall be issued and shall mature on a Business Day.

2.11	If the Borrower fails to provide to the Lender the notice required by §2.3 of this Schedule D the Lender may, in its discretion, decline to accept Bankers’ Acceptances presented without notice.

2.12	The Borrower shall provide payment for any Bankers’ Acceptances issued by it by payment to the Lender of the Face Amount thereof (as adjusted pursuant to §2.16 of this Schedule D) by 10:00 a.m. local time at Vancouver, B.C. on the maturity date of the Bankers’ Acceptance at the Lender’s Branch of Account. If the Borrower fails to provide payment to the Lender for the account of the Lender of an amount equal to the Face Amount of a Bankers’ Acceptance on its maturity, then the Lender shall pay the Face Amount of such Bankers’ Acceptance which payment shall be determined for all purposes to be an Advance.

2.13	The Borrower shall not claim from the Lender any days of grace for the payment at maturity of any Bankers’ Acceptances.

2.14	As an Acceptance Fee for the acceptance by a Lender of the Borrower’s Drafts against the Credit Facility or for a Discount Note Lender making a Discount Note Loan the Borrower shall pay in advance to the Lender at the Lender’s Account for Payments for the account of such Lender or Discount Note Lender, as the case may be, at or prior to the time of such acceptance an Acceptance Fee at the rates set forth in Schedule B of the Agreement. Acceptance Fees shall be calculated in relation to the Face Amount of each Bankers’ Acceptance or Discount Note, as the case may be, and on the basis of the number of days from and including the date of acceptance or advance to and including the day immediately preceding the date of maturity.

2.15	Acceptance Fees shall be computed on the basis of a year of 365 days.

2.16	If at any time any reserve requirement in respect of Bankers’ Acceptances is imposed upon a Lender by any Canadian governmental regulatory authority which results in an increase in the net cost to the Lender of maintaining the Bankers’ Acceptances outstanding and the Lender has not claimed an Additional Amount from the Borrower pursuant to §3.12 of the Agreement in relation to outstanding Bankers’ Acceptances it shall have the right, subject to §3.14 of the Agreement, after giving notice to the Lender, to adjust the amount of the Acceptance Fee as necessary to compensate the Lender for such cost increase, and the Borrower shall pay to the Lender at the Lender’s Account for Payments the amount of any such adjustment upon receipt of written notice thereof from the Lender, which notice shall include details of the Lender’s calculations of the effect of such reserve requirements on its Acceptance Fees. The Borrower shall have the right to review the accuracy of such calculations.

2.17	For the purposes of this Schedule D of the Agreement, notices from the Borrower to a Lender must be received by the Lender before 10:00 a.m. local time at Vancouver, B.C.

2.18	The Lender agrees to provide confirmation to the Borrower accepting Drafts in accordance with the provisions of this Schedule D of Borrowings by way of Bankers’ Acceptance in substantially the form of notice of confirmation set out in Part 4 of this Schedule D (Confirmation to the Borrower).

2.19	The terms of the Agreement which apply to Bankers’ Acceptances shall apply where the context of the Agreement so requires to Discount Notes except that Discount Notes may not be sold, rediscounted, negotiated or otherwise disposed of by a Discount Note Lender. For greater certainty:

4

(a)	Discount Notes shall be made for the same periods as Bankers’ Acceptances and Acceptance Fees shall be calculated and paid in respect of Discount Notes in the same manner as for Bankers’ Acceptances, and

(b)	Discount Proceeds shall be calculated and remitted in the same way for Discount Notes as for Bankers’ Acceptances.

2.20	No Bankers’ Acceptance shall mature on a date which is beyond the Payment Date.

5

PART 3

FORM OF BANKERS’ ACCEPTANCE

		BANKERS’ ACCEPTANCE			No.
To			Due		20
Bank
days after date (without grace)
For value received pay to the order of the undersigned drawer
	Address	the sum of $		Dollars

ACCEPTED
SAMPLE ONLY
$
Payable At
Value Received, and Charge to the Account of:
For
Authorized Signature			Per:
Authorized Signature			Per:

SAMPLE ONLY

6

PART 4

CONFIRMATION OF BORROWING

BY WAY OF BANKERS’ ACCEPTANCES

Confirmation to Borrower

Date:

TO: Costco Wholesale Canada Ltd.

Attention: Chief Financial Officer

Dear Sirs:

We refer to the operating credit agreement entitled “Revolving Credit Agreement” dated for reference March 1, 2003 between COSTCO WHOLESALE CANADA LTD., as Borrower, and ROYAL BANK OF CANADA, as Lender, as amended, modified, supplemented, extended, consolidated, restated, renewed or replaced from time to time (“Credit Agreement”). Capitalized terms used herein shall have the meanings ascribed in the Credit Agreement.

In accordance with this Schedule D of the Credit Agreement, we confirm our instructions regarding the issuance of Bankers’ Acceptances as follows:

1.	The BA Discount Rate applicable to Bankers’ Acceptances accepted by the undersigned Lender is %. This has been determined by reference to the CDOR Rate.

2.	The aggregate of Banker’s Acceptances accepted and purchased by the undersigned Lender were as follows:

Face Amount:	$
Term:	days from
to

BA Discount Rate:	%
Price:	$
Discount Proceeds:	$
Acceptance Fees:	$
Net:	$

3.	For value , 200 , we will credit your account maintained at Branch with $ .

Yours very truly,

[LENDER]

By:

Title:

7

PART 5

CONFIRMATION TO LENDERS

Date:

TO:	Each Lender

Dear Sirs:

We refer to the revolving credit agreement entitled “Revolving Credit Agreement” dated for reference March 1, 2003 among COSTCO WHOLESALE CANADA LTD., as Borrower and ROYAL BANK OF CANADA, as Lender, as amended, modified, supplemented, extended, consolidated, restated, renewed or replaced from time to time (“Credit Agreement”). Capitalized terms used herein shall have the meanings ascribed in the Credit Agreement.

In accordance with this Schedule D of the Credit Agreement, we confirm our instructions regarding the issuance of Bankers’ Acceptances as follows.

1.	The BA Discount Rate applicable to Bankers’ Acceptances accepted by the undersigned Lender is %. This has been determined by reference to the CDOR Rate.

2.	The aggregate of Bankers’ Acceptances accepted and purchased by the undersigned Lender were as follows:

Face Amount:	$
Term:	days from
to

Price:	$
Discount Proceeds:	$
Acceptance Fees:	$
Net:	$

3.	The total face amount of Bankers’ Acceptances accepted and purchased by the undersigned Lender is $ .

Yours very truly,

[LENDER]

By:

Title:

8

PART 6

FORM OF DISCOUNT NOTE

$ Date:

FOR VALUE RECEIVED, the undersigned unconditionally promises to pay on                                              , 200    , to or to the order of [NAME OF DISCOUNT NOTE LENDER] (“Holder”), the sum of $                      without interest.

The undersigned hereby waives presentment, protest and notice of every kind and waives any defences based upon indulgences which may be granted by the holder hereof to any party liable hereon and any days of grace.

This promissory note evidences a Discount Note Loan, as defined in the revolving credit agreement entitled “Revolving Credit Agreement” dated for reference March 1, 2003 among COSTCO WHOLESALE CANADA LTD., as Borrower and ROYAL BANK OF CANADA, as Lender, as amended, modified, supplemented, extended, consolidated, restated, renewed or replaced from time to time (“Credit Agreement”) and constitutes evidence of indebtedness to the Holder arising from a Discount Note Loan. Payment of this note shall be made at the Lender’s Account for Payments. Unless otherwise defined capitalized term used herein shall have the meanings ascribed in the Credit Agreement.

COSTCO WHOLESALE CANADA LTD.

By:
Name: Title:

SCHEDULE E

BANKERS’ ACCEPTANCES undertaking

TO:  ROYAL BANK OF CANADA

(the “Lender”)

Dear Sirs:

In consideration of the Lender delivering from time to time to the undersigned (the “Borrower”) bankers’ acceptance forms in blank (“bankers’ acceptance forms”) to be signed by the Borrower and subsequently returned to the Lender to be completed and accepted by the Lender for such amounts as the Borrower may from time to time request pursuant to the terms of the Revolving Credit Agreement dated for reference March 1, 2003 between the Lender and the Borrower, as amended, modified, supplemented, extended, consolidated, restated, renewed or replaced from time to time (the “Credit Agreement”), the parties hereto agree as follows:

1.    The Borrower shall hold and use prudently the bankers’ acceptance forms delivered to it in blank from time to time and shall return them from time to time to the Lender, properly pre-signed and pre-endorsed and in sufficient quantities to be dealt with by the Lender in conformity with the Credit Agreement and this Agreement. The Lender shall provide to the Borrower written acknowledgement of the receipt of such pre-signed and pre-endorsed bankers’ acceptance forms.

2.    The Lender shall deal prudently with any bankers’ acceptance forms pre-signed and pre-endorsed by the Borrower and delivered from time to time by the Borrower and shall use them only in accordance with the instructions of the Borrower given to the Lender, in conformity with the Credit Agreement.

3.    In accordance with the instructions given from time to time by the Borrower, the Lender is hereby authorized to complete the aforementioned bankers’ acceptance forms, to provide its acceptance thereon and, at the Lender’s option, to put them into circulation, the whole as provided in and subject to the Credit Agreement.

4.    Except as provided in §5 below, the Borrower shall pay on demand to the Lender at the Lenders account for payments the face amount of any bankers’ acceptance form subsequently presented to the Lender for payment and paid by the Lender, that has been unlawfully issued or used or put into circulation fraudulently or without authority, and shall indemnify the Lender against any loss, cost, damage, reasonable expense or claim regardless of by whomsoever made, that the Lender may suffer or incur by reason of any fraudulent, unauthorized or unlawful issue or use of any such bankers’ acceptance form.

5.    The provisions of §4 shall not apply in respect of any fraudulent, unauthorized or unlawful issue or use of any such bankers’ acceptance form which is caused by the gross negligence or wilful act or omission of the Lender or any of their respective officers, employees, agents or representatives or which occurs as a result of the Lender or any of its officers, employees, agents or representatives failing to use the same standard of care in the custody of such bankers’ acceptance form as it uses in the custody of its own property of a similar nature.

6.    The Lender shall not be responsible or liable for any failure to make credit available by way of banker’s acceptance under the terms of the Credit Agreement if such failure is due to the failure of the Borrower to return duly pre-signed and pre-endorsed bankers’ acceptance forms to the Lender on a timely basis.

2

7.    (a)    On request by the Lender, the Borrower shall return to the Lender all bankers’ acceptance forms then held by the Borrower, provided that all such bankers’ acceptance forms which have been pre-signed or pre-endorsed by the Borrower may be cancelled prior to their return; and

      (b)    on request by the Borrower made to the Lender, the Lender shall cancel all pre-signed or pre-endorsed bankers’ acceptance forms held by the Lender and not yet issued in accordance with the Borrower’s instructions and shall confirm such cancellation to the Borrower.

All capitalized terms used herein and not otherwise defined herein have the same meaning as ascribed thereto in the Credit Agreement. This agreement shall benefit not only the parties hereto but also all other persons which may, from time to time, become assignees of the Lender or participants in accordance with the provisions of the Credit Agreement and, as such, are to receive bankers’ acceptance forms.

Dated as of the              day of                                     , 200    .

COSTCO WHOLESALE CANADA LTD.

By:
Authorized Signatory

By:
Authorized Signatory

Accepted at Vancouver, B.C. as of the              day of                                         , 200

ROYAL BANK OF CANADA

By:

By:

SCHEDULE F

COMMERCIAL PAPER PROGRAM

[“Description of the Short-Term Promissory Notes”, from

Information Memorandum, to be attached to execution

version of credit agreement.]

DATED for reference March 1, 2003

BETWEEN:

COSTCO WHOLESALE CANADA LTD.

AND:

ROYAL BANK OF CANADA

REVOLVING CREDIT AGREEMENT

BULL, HOUSSER & TUPPER

BARRISTERS & SOLICITORS

#3000 - 1055 WEST GEORGIA

VANCOUVER, B.C. V6E 3R3

(604) 687-6575